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                         FRONTLINE COMMUNICATIONS CORP.
                               One Blue Hill Plaza
                                  P.O. Box 1548
                           Pearl River, New York 10965


                                 October 1, 1998

U.S. Online, Inc.
135F Gaither Drive
Mt. Laurel, New Jersey  08054-1700
Attn: Mr. John Thomas

                  Re:  Offer to Purchase Substantially All
                       of the Assets of U.S. Online, Inc.
                       -----------------------------------
Dear Mr. Thomas:

                  This letter is to set forth, among other things, the terms and conditions of the offer by Frontline Communications
Corp. ("Frontline") to purchase substantially all of the assets of U.S. Online, Inc. (the "Debtor"), and further to confirm the manner and terms by which the parties shall consummate the transaction contemplated herein.

                  We understand that the Debtor filed a petition for relief under Chapter 11 of the Bankruptcy Code on August 25, 1998 in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). Therefore, this offer is conditioned upon, among other things, Bankruptcy Court approval by final and non-appealable orders of the Bankruptcy Court pursuant to the applicable provisions of the Bankruptcy Code, including, but not limited to, ss.ss. 363, 364 and 365.

1.       Assets to Be Purchased
         ----------------------

                  Frontline is to acquire substantially all of the assets of the Debtor, including, but not limited to, the following (collectively, the "Assets") free and clear of all liens, claims and encumbrances. Frontline may, in its sole discretion, determine to exclude certain of the Assets from the acquisition, provided, however, that there shall be no corresponding reduction in the purchase price.

         a. any and all contracts with "upstream" provider TCG, Inc. ("TCG")

         b. Philadelphia point of presence, known as the Philadelphia superpop (lease assignments, exclusive access and equipment as per annexed schedule)





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         c. any and leases with respect to all hardware and equipment at
Philadelphia superpop and Mt. Laurel headquarters as per annexed schedule

         d. any and contracts with respect to all telephone lines at Philadelphia superpop and Mt. Laurel headquarters

         e. any and all servers

         f. any and all customers and subscribers identified in annexed schedule

         g. any and all mail and news service agreements

         h. any and all domain names and addresses

         i. any and all contracts and leases with respect to the 800 and customer support telephone numbers as per annexed schedule

2.       Consideration
         -------------

         The purchase price shall be $566,000, consisting of the following:

         a. $46,500 in cash or credit against the Debtor in Possession loan described in paragraph "7" below (the "Deposit"), to be paid on or before October 2, 1998 as a good faith deposit with respect to the sale of the Assets contemplated herein;

         b. $353,500 in cash, payable at closing which amount, together with the Deposit, shall be used to satisfy the creditors of the Debtor; and

         c. In the sole discretion of Frontline, either (i) $166,250 in cash, and/or (ii) shares of common stock of Frontline, par value $.01 per share ("Frontline Common Stock"), with an aggregate Market Value of $166,250, to be delivered at the closing (the "Share Consideration"); provided, however, that in no event shall the Share Consideration exceed 40,000 shares of Frontline Common Stock. For purposes hereof, "Market Value" shall mean the average closing bid price of Frontline Common Stock on the Nasdaq SmallCap Market for the five (5) trading days immediately prior to the Closing.

3.       Representations and Warranties
         ------------------------------

         The Debtor represents and warrants to Frontline as follows:

         a. Organization, Standing and Power. The Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and corporate authority to (i) own, lease and operate its

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properties, (ii) carry on the business as currently conducted by it, and (iii)
execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

         b. Authority. The execution and delivery by the Debtor of this Agreement and of all of the agreements to be executed and delivered by the Debtor pursuant hereto, the performance by the Debtor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Debtor, and the Debtor has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by the Debtor, each of the other agreements to be delivered by the Debtor pursuant hereto will be, valid and binding obligations of the Debtor, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

         c. Accounts Receivable. The accounts receivable as of August 31, 1998 were approximately $19,000. Those accounts receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts receivable of the Debtor which were added after August 31, 1998, are good and collectible in the ordinary course of business, less the amount of the allowance(s) for doubtful notes receivable, if any, reflected thereon (which allowances were established on a basis consistent with prior practice), and are not subject to offsets other than in the ordinary course of business.

         d. Litigation. Other than set forth in the annexed schedule, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of the Debtor, threatened, against or relating to the Debtor, the transactions contemplated hereby or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Debtor, this Agreement, the transactions contemplated, the business or any of the Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of the Debtor in any area, or the acquisition by the Debtor of any properties, assets or businesses, or (b) otherwise adverse to the business, any of the Assets or the Debtor Common Stock.


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         e. No Violation of Law. The Debtor is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Debtor, the business or any of the Assets.

         f. Customers and Suppliers. The Debtor has previously provided to Frontline a complete and correct list setting forth, as of September 21, 1998,
(i) the customer list of the business, amounting in all to approximately 4,578 customers who currently do business with the Debtor, and the amount for which each such customer has been invoiced, and (ii) the 10 largest suppliers of the business and the amount of goods and services purchased from each such supplier.

         g. Information as to the Debtor. None of the representations or warranties made by the Debtor in this Agreement is, or contained in any of the Debtor Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

         h. Securities Act Representation. The Debtor is acquiring the Frontline Common Stock solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. The Debtor is aware that the Frontline Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the Frontline Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless the Frontline Common Stock is registered under the Securities Act or qualifies for an exemption under the Securities Act. In any event, the Debtor agrees not to sell or otherwise transfer the stock for a one year period following the Closing, provided, however, that the Debtor can distribute the stock to its shareholders or secured creditors who will also be bound by the provisions of said lock-up.

         i. Secured Creditors. The secured creditors of the Debtor are all passive lenders; none of the individuals are involved in the internet service industry.

4.       Non-Compete Covenant.
         --------------------

         The Debtor, and those principal officers, directors, and shareholders identified in the schedule annexed hereto,hereby agree to enter into a non-compete agreement in the form annexed hereto as Exhibit A.

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5.       Conditions Precedent
         --------------------

         The obligations of Frontline to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived in writing by Frontline:

         a. Loan Approval. The terms and conditions of the loan described in paragraph "7" of this Agreement is approved pursuant to Bankruptcy Court Order on or before September 30, 1998.

         b. Bid Procedures Approval. The bid procedures and breakup fee described in paragraph "6" of this Agreement is approved pursuant to Bankruptcy Court Order on or before September 30, 1998.

         c. Assumption and Assignment; Cure Amounts. Simultaneously with the sale contemplated herein, the executory contracts identified in the schedule annexed hereto are assumed and assigned to Frontline pursuant to ss. 365 of the Bankruptcy Code and the cure amounts thereunder on an aggregate basis do not exceed $160,000, which sum is to be paid from the sale proceeds.

         d. Sale Order. The Bankruptcy Court Order approving the sale is satisfactory in form and substance to Frontline, and provides, among other things, that the Assets are sold to Frontline free and clear of all liens, claims, and encumbrances, and that Frontline is deemed a good faith purchaser for value entitled to the protection of ss. 363(m) of the Bankruptcy Code.

         e. Results of Due Diligence Investigation. Frontline, in its sole discretion, shall be satisfied with the results of any investigation of the business and affairs of the Debtor undertaken by them.

         f. No Material Adverse Change. Except as otherwise provided by this Agreement, there shall not have occurred after the date hereof, in the sole discretion and judgment of Frontline, a material adverse change in the financial or business condition of the Debtor, including, but not limited to (i) a reduction in the number of the Debtor's customers or subscribers to less than 3,500, or (ii) the actual or threatened cancellation of service by TCG.

         g. Accuracy of Representations and Warranties. The representations and warranties of the Debtor shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing.

         h. Performance of Agreements. The Debtor shall have performed, observed and complied in all material respects with its obligations, covenants and agreements, and shall have

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satisfied or fulfilled in all material respects conditions contained in any
Debtor Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by the Debtor at or prior to the Closing.

         i. Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of Frontline (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

         j. Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by the Debtor of its obligations hereunder and under any agreement delivered pursuant hereto, or which in Frontline's reasonable judgment are necessary to continue unimpaired, subsequent to the Closing, any rights in and to the Assets and/or the business which could be impaired by the consummation of this transaction, shall have been duly obtained and shall be in full force and effect.

         k. Date of Consummation. The transactions contemplated herein shall have been consummated on or prior to October 20, 1998, time being of the essence, or such later date as the parties shall agree by a written instrument signed by all of them.

         l. Continued Employment by John Thomas. John Thomas, President and CEO, agrees to continue his employment with US Online on a part-time basis for at least thirty (30) days from the date of this Agreement, and further agrees to cooperate fully with Frontline's due diligence investigation and transition of customers.

6.       Bidding Procedures; Break-Up Fee; Notice
         ----------------------------------------

         a. The proposed sale shall close on or before October 20, 1998.

         b. The proposed sale shall be subject to higher and better offers on notice to all creditors consistent with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.


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         c. The Debtors shall not entertain any offer for the Assets other than a higher and better offer.

         d. No bid for the Assets shall be accepted unless (i) such bid is made at an open auction conducted without suspension, (ii) in the case of the first such bid, such bid is at least $571,000, with successive bids thereafter to be in increments of at least $5,000, (iii) the entity making such bid presents to counsel for the Debtor at or prior to the Sale Hearing, a certified check or bank check in an amount not less than $46,500, which amount shall serve as a good faith deposit against the purchase price, and satisfactory evidence to complete the purchase of the Assets on the Closing without a financing contingency, and (iv) such bid is for all of the Assets and on terms and conditions no less favorable to the Debtor than those specified in the Agreement or otherwise agreed to by the Frontline and the Debtor.

         e. No bid for the Assets shall constitute a higher and better offer if it does not exceed Frontline's last bid by at least $25,000 (the amount of the Break-Up Fee, as defined below).

         f. If a higher and better offer for the Assets is made by an entity other than Frontline and approved by the Bankruptcy Court, the Deposit shall be repaid to Frontline, and the Debtor shall pay an additional $25,000 from the proceeds of such sale to Frontline for reimbursement of the Frontline's professional and due diligence expenses incurred in connection with the Agreement and proposed sale (the "Break-Up Fee").

         g. The sale of the Assets is on a cash basis. Any successful bidder will be obligated to close without any financing or other contingency whatsoever and to demonstrate at the Sale Hearing the financial ability to pay the balance of the purchase price and to close by October 20, 1998.

7.       Debtor in Possession Loan
         -------------------------

         On a interim basis, pending the Closing of the sale contemplated herein, and in order to enable the Debtor to continue operations, Frontline shall make a debtor in possession loan on the following terms and conditions, unless waived in writing by Frontline:

         a.       Lender:             Frontline Communications Corp.
                  -------

         b.       Borrower:           U.S. Online, Inc., Debtor in Possession
                  ---------

         c.       Amount:             $46,500
                  -------

         d.       Maturity:           On demand, or if Debtor refinances, or
                  ---------           if proposed purchase of assets is not
                                      consummated


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         e.       Interest:         8% per annum
                  ---------

         f.       Purpose:          Working capital for payment
                  --------          of obligations to employees and
                                    suppliers in accordance with annexed
                                    budget, including the payment of
                                    $35,000 to TCG.

         g.       Collateral:       Senior lien on all property of the
                  ----------        estate (as defined by 11 U.S.C.ss.541),
                                    including, but not limited to, all cash, contracts, accounts, accounts receivable, customer lists, causes of action, and equipment.


         h.       Further
                  Assurance:        Superpriority Administrative Expense
                  ---------         Status pursuant to 11 U.S.C. ss. 364(c)(1)

         i.       Conditions:       Subject to approval by final order of
                  ----------        the United States Bankruptcy Court for
                                    the District of New Jersey, in form and
                                    substance satisfactory to Lender.  No
                                    material adverse change in the business, assets on financial condition of
                                    Borrower.  Subordination of
                                    shareholders'/insiders' asserted liens.


         j.       Documentation:    To be fully executed in form and
                  --------------    substance satisfactory to Lender.

8.       Termination
         -----------

         This Agreement may be terminated at any time prior to the Closing in the event of any of the following: (a) the Break-Up Fee or the loan described in paragraphs "6" and "7", respectively, are not approved by Bankruptcy Court Order(s) on or before September 29, 1998, (b) any of the other conditions precedent are not timely fulfilled, (c) there is a breach of this Agreement by any party, (d) the Closing does not take place on or before October 20, 1998, or
(e) written agreement by the parties.

                                                 Very truly yours,

                                                 FRONTLINE COMMUNICATIONS CORP.

                                                 /s/  Stephen J. Cole-Hatchard
                                                 ------------------------------
                                                 By: Stephen J. Cole-Hatchard
                                                     President & CEO




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AGREED TO AND ACCEPTED AS OF
THIS 31 DAY OF SEPTEMBER, 1998


US ONLINE, INC.,
Debtor and Debtor in Possession

/s/ John Thomas
----------------------------------
By: John Thomas, President










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